UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: January 3, 2005

Date of earliest event reported: December 31, 2004

FULTON FINANCIAL CORPORATION

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	Commission File No.	(IRS Employer Identification Number)

One Penn Square, P.O. Box 4887, Lancaster, PA	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 291-2411

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition of Disposition of Assets

On December 31, 2004, Fulton Financial Corporation (“Fulton”) acquired First Washington FinancialCorp (“First Washington”), a bank holding company headquartered in Windsor, New Jersey. The acquisition was accomplished by merging First Washington with and into Fulton (the “Merger”). By virtue of this acquisition, Fulton became the parent holding company of First Washington State Bank, which is a New Jersey state-chartered bank with 16 banking offices in New Jersey and total assets of about $486 million. First Washington State Bank is Fulton’s thirteenth subsidiary bank. The Merger increases Fulton’s assets to approximately $11.1 billion.

The Merger was consummated pursuant to the previously-announced Agreement and Plan of Merger, dated as of June 14, 2004 (the “Merger Agreement”), between Fulton and First Washington. In accordance with the terms of the Merger Agreement, each outstanding share of the no par value common stock of First Washington has been converted into 1.35 shares of the $2.50 par value common stock of Fulton (“Fulton Common Stock”). Former shareholders of First Washington will receive cash in lieu of fractional shares of Fulton Common Stock at the rate of $22.71 per share. All First Washington options to purchase its common stock outstanding on the closing date have been converted to options to acquire Fulton’s Common Stock pursuant to the Merger Agreement.

Pursuant to General Instruction F to Form 8-K, the Press Release, dated December 31, 2004, announcing the consummation of the Merger, attached to this Current Report as Exhibit 99.1, is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FULTON FINANCIAL CORPORATION

By:	/s/ Charles J. Nugent
Charles J. Nugent
Senior Executive Vice President and Chief Financial Officer

Date: December 31, 2004